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                                                                     EXHIBIT 5.1

                               December 19, 1997

Netscape Communications Corporation
501 East Middlefield Road
Mountain View, CA 94043-2232

        RE: REGISTRATION STATEMENT ON FORM S-3 (REGISTRATION NO. 333-42401)

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-3 (Registration No. 333-42401) as amended by Amendment No. 1 thereto to be filed by you with the Securities and Exchange Commission on the date hereof (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of up to 1,932,579 shares of your Common Stock (the "Shares"). All of the Shares are issued and outstanding and may be offered for sale for the benefit of the selling stockholders named in the Registration Statement. We understand that the Shares are to be sold from time to time in the over-the-counter-market at prevailing prices or as otherwise described in the Registration Statement. As your legal counsel, we have also examined the proceedings taken by you in connection with the issuance of the Shares.

    It is our opinion that the Shares are validly issued, fully paid and non-assessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

                                          Very truly yours,

                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation

                                          /s/ WILSON SONSINI GOODRICH & ROSATI